SECURITIES AND EXCHANGE COMMISSION
                                   Washington, DC 20549

                        Commission File Number 000-23901

                                  FORM 12b-25
                          NOTIFICATION OF LATE FILING

                                  (Check One):

|X| Form 10-K   |_| Form 11-K   |_| Form 20-F   |_| Form 10-Q   |_| Form N-SAR

                    For the Period Ended: December 31, 2000

|_| Transition Report on Form 10-K           |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F           |_| Transition Report on Form N-SAR
|_| Transition Report on Form 11-K

For the Transition Period Ended:   Not Applicable
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable
                                               --------------------------------

                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant: GSV, Inc.
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Former Name(s) if Applicable: Cybershop International, Inc. and Cybershop.com,
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Inc.
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Address of Principal Executive Office (Street and Number): 116 Newark Avenue
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City, State and Zip Code: Jersey City, New Jersey  07302
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Telephone Number: (201) 234-5000
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                                    PART II
                            RULES 12b-25 (b) AND (c)

      If the subject report could not be filed without unreasonable effort or expenses and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.) |X| Yes |_| No

|_| The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The filing of the subject Form 10-K could not be accomplished by the filing date without unreasonable effort or expense because of delays in the commencement of the Company's audit for the fiscal year ended December 31, 2000.

                                    PART IV
                               OTHER INFORMATION

                            Walter M. Epstein, Esq.
                              Davis & Gilbert LLP
                                 1740 Broadway
                            New York, New York 10019
                                  212-468-4911
(Name and telephone number of person to contact in regard to this notification)

Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is now, identify report(s). |_| Yes |X| No

Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
|_| Yes |X| No

      GSV, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 30, 2001               By /s/ Jeffrey S. Tauber
                                       ----------------------------------------
                                    Name:  Jeffrey S. Tauber
                                    Title: Chief Executive Officer

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

      Intentional misstatements or omissions of fact constitute Federal criminal violations.

(See 18 U.S.C. 1001)


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